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                                                                    Exhibit 99.1

Great Plains to Acquire RealWorld

Acquisition to Expand Customer Base and Partner Channel

FARGO, ND, January 6, 2000 -- Great Plains (NASDAQ: GPSI) today announced it intends to grow its customer base and expand its reseller partner channel through the acquisition of RealWorld Corporation, a developer of accounting and business solutions. As a result of the acquisition, Great Plains expects to add more than 20,000 midmarket customers and to expand its channel capacity through RealWorld's partner network.

Great Plains intends to acquire RealWorld Corporation by merger and to issue approximately 184,000 shares of Great Plains common stock and $5.5 million in cash. The parties have entered into a definitive merger agreement subject to certain closing conditions. The transaction is expected to be closed in Great Plains' third fiscal quarter and would be accounted for as a purchase accounting transaction.

Great Plains plans to market its front office/back office e-business products, Dynamics and eEnterprise, to RealWorld customers, giving them a clear migration path to market-leading e-business solutions. Great Plains intends to continue supporting the RealWorld products, enabling RealWorld customers to migrate to Great Plains' solutions over time. Great Plains offers e-business applications for financials, distribution, enterprise reporting, project accounting, electronic commerce, human resource management, manufacturing, sales and marketing management, and customer service and support. Great Plains has more than 22,000 customers using Dynamics or eEnterprise today.

In addition, Great Plains expects to gain more than 65 team members located in Manchester, New Hampshire, with extensive experience in developing, marketing and selling business management solutions to the midmarket. Great Plains also expects to use the Northeast office to provide consulting, training, migration and support services to customers and partners.

"We are excited to add RealWorld's customers and partners to the Great Plains community. Great Plains and our partners deliver compelling e-business solutions that will increase the competitive advantage of RealWorld customers," said Gary Schafer, director and general manager of Customer Management at Great Plains.

Founded in 1980, RealWorld Corporation develops and markets accounting and financial software solutions including RealWorld Classic Accounting, the heritage accounting suite and RealWorld Expertise, a Windows-based, next generation financial management suite. RealWorld's applications have been distributed worldwide by a network of dedicated channel partners.

Great Plains (NASDAQ: GPSI) delivers integrated front office/back office e-business solutions for the midmarket. Great Plains offers e-business applications for financials, distribution, enterprise reporting, project accounting, electronic commerce, human resource management, manufacturing, sales and marketing management, and customer service and support. Great Plains' solutions are sold and implemented by a unique worldwide network of independent partner organizations that share the company's commitment to lasting customer relationships. Named four times to the "Top 100 Companies to Work for in America" list, Great Plains has more than 1,200 team members worldwide. More information about Great Plains can be found at www.greatplains.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about the expected consummation of the acquisition of RealWorld Corporation and the future benefits Great Plains expects to derive as a result of such acquisition. There exist a number of factors that could cause actual results to differ materially from those indicated. Such factors include: completion of the acquisition as anticipated; Great Plains' success in integrating RealWorld Corporation into its own operations; dependence upon distribution channels; competition; customer demand, pricing, and other factors set forth in the Company's Annual Report.

All product and company names may be trademarks or registered trademarks of their respective companies.